EXHIBIT 10.1

UTILITY REGULATION AND COMPETITION OFFICE

A LICENCE

TO PRODUCE AND DISTRIBUTE POTABLE WATER

FROM SEAWATER

ISSUED TO:

CAYMAN WATER COMPANY

LIMITED

Document Number: WAT- 01 of 2026	Licence Date: 1 August 2026

LICENCE ISSUED TO

CAYMAN WATER COMPANY LIMITED.

under Part III of

THE WATER SECTOR REGULATION ACT (2019 Revision)

WHEREAS the Cayman Water Company Limited was granted a Concession to produce and supply water, pursuant to section 4 of the Water (Production and Supply) Act (2018 Revision), on 18 February 2025;

AND WHEREAS the Cayman Water Company Limited has requested that the Office grant to it a new licence to produce and supply potable water;

AND WHEREAS the Office agrees to the grant of a new licence to Cayman Water Company Limited;

THEREFORE, the Utility Regulation and Competition Office, in exercise of the powers conferred on it by section 6 of the Water Sector Regulation Act (2019 Revision), hereby grants to Cayman Water Company Limited a licence to produce and distribute potable water from seawater, as provided for in this Licence, subject to the conditions, decisions, orders, regulations, resolutions and rules made by the Utility Regulation and Competition Office, and all applicable Acts, regulations and tariffs of the Cayman Islands.

GRANTED by the Utility Regulation and Competition Office, of the Cayman Islands, on this 18th day of June 2026.

/s/ Sonji Myles
Interim Chief Executive Officer
Utility Regulation and Competition Office

Accepted and agreed by:
(Name and signature)

/s/ Raymond Whittaker
Cayman Water Company Limited

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Commercial Feasibility Test and Non-refundable Capital Contributions by Consumers	47
SCHEDULE EIGHT	48
Company’s Pipe Installation Specification	48

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CONDITIONS OF THE LICENCE

PART A GENERAL

1.	Definition of Terms

(1)	The headings in the Licence are for convenience only and shall have no legal effect.

(2)

Expressions in the singular shall include the plural and, in the masculine, shall include the feminine and vice versa and references to persons shall include companies and other entities and vice versa.

(3)	The following words shall have the meanings herein assigned to them unless there is something in the subject matter or context inconsistent with such construction.

“Affiliate” of any Person

means any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any employee benefit plan). Without limiting the foregoing, control means the direct or indirect ability to materially influence management or operating policies whether through ownership or power:

(a)to vote greater than 50% or more of the shares, securities, membership interests or similar ownership interests (on a fully diluted basis) having ordinary voting power for the election of directors, managing members, managing partners or similar persons with authority to take the actions set forth in clause (b) below; or

(b)to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

The word “Affiliated” has a correlative meaning;

“Base Rate Revenues”	means the volumetric charges collected by the Company from Consumers and referred to in the accounts of the Company as “Water Sales Revenue”;

“Bill Date”	means the date of the Water bill. For the avoidance of doubt, the Bill Date shall be the date on which the billed amount is due and payable;

“Cabinet”	means the executive branch of the Cayman Islands Government, and is composed of the Premier, Ministers and non-voting ex officio members;

“Capital Investment Plan (CIP)”	has the meaning given in Condition 42;

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“CI CPI”	means the Cayman Islands Consumer Price Index, as published by the Cayman Islands Economics & Statistics Office (http://www.eso.ky);

“CMO”	means the person for the time being holding, or acting in, the office of Chief Medical Officer in the public service of the Cayman Islands;

“Chief Fire Officer”	means the officer employed by the Government who is in charge of the Cayman Islands Fire Service, or his duly appointed designate;

“Commercial Feasibility Test”	means the commercial feasibility test defined in Schedule Seven of this Licence
;
“Company”

means Cayman Water Company Limited, a company duly incorporated under the laws of the Cayman Islands whose registered office is situated at Fourth Floor, Windward Three, Regatta Office Park, West Bay Road, PO Box 1114, Grand Cayman KY1-1102, Cayman Islands, or the transferee or assignee from time to time of this Licence with the prior written consent of the Office;

“Concession”	means the instrument dated 18 February 2025 by which the Cabinet granted the right to the Company to produce and supply Water under the Water Production and Supply Act within the Licence Area;

“Concessionaire”	means a person to whom a concession has been granted under the Water Production and Supply Act.

“Connection Fee”	means the fee charged by the Company to Consumers in accordance with Condition 1(1) for the connection of their premises to the Works;

“Consumer”	means any person or entity who is a customer of, and is supplied with Water by the Company, but does not include the Water Authority or other concessionaires;

“Consumption Cost”	means the volume of Water supplied in any month by the Company to any Consumer multiplied by the applicable Base Rate in accordance with Condition 1(2);

“Day”	means a calendar day;

"Delivery Point"	means the adapter, which connects the Company’s water Meter to the Consumer’s plumbing, installed by the Company, immediately

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downstream of the water Meter at which point the ownership of and the responsibility for the Water passes to the Consumer;

“Demand”

means the total amount of Water that is forecasted in the Capital Investment Plan (CIP) approved by the Office for the Company to meet its sufficiency of supply obligations under Condition 1(2) and 1(3).

"Dispute"	means any dispute, conflict, issue, disagreement or controversy between the Company and the Office arising out of or in connection with this Licence and/or any of its terms and conditions;

“Electrical Conductivity” (E.C.)”

means the parameter used to determine the total amount of dissolved ions in the Water, and is measured using an Electrical Conductivity sensor, normalised to a specific reference temperature (25ºC or 77ºF), calibrated in accordance with the manufacturer’s recommendations using standards appropriate for the Water, and measured in units of micro-Siemens/centimetre (μS/cm);

"Energy Cost Charge"	has the meaning given to it in Schedule Five;

“Energy-related Direct Costs”	means energy costs incurred by the Company to operate Water production and distribution plant and equipment;

“Gallon”	means one United States gallon of volumetric measure;

“Government”	means the Government of the Cayman Islands;

“Governor”	means the Governor of the Cayman Islands acting in accordance with the advice of the Cabinet;

"Licence"	means this licence including its terms and conditions;

“Licence Area”	means those parts of the Island of Grand Cayman more particularly described in Schedule One to this Licence and outlined in red on the plans in that Schedule;

“Licence Date”	means the date of this Licence;

“Meter”	means a totalising flow meter to record the quantities of Water delivered for the purpose of billing a customer;

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“Monthly Meter Rental Fee”	means the fee charged by the Company to Consumers in accordance with Condition 32 for rental of the Meter;

“New Account Fee”	means the fee charged by the Company to Consumers in accordance with Condition 1(2) for a new account on an existing connection to the Works;

“New Works”

means any Works that are put in place by the Company after the grant of this Licence excluding any works necessary for the repair of existing works, ordinary maintenance, renewals, refurbishment or replacement performed to maintain existing service levels or the reinstatement of public and private property including roads; This shall be deemed to include any water supply infrastructure situated within new developments and new sub-divisions, i.e., developments and/or subdivisions that are approved by the Central Planning Authority after the Licence Date;

“Non-revenue Water”

means the difference between the volume of water put into a system (Produced) and the volume billed to customers, encompassing Real Losses (leaks, bursts in pipes) and Apparent Losses (meter inaccuracies, data errors, illegal connections/theft), plus Authorised Unbilled Consumption (firefighting, flushing);

“Office”	means the Utility Regulation and Competition Office established under section 4 of the URC Act (as revised);

“Operating Expenses”	means all operating expenses as reported in the financial statements of the Company;

“Person”	means any individual, firm, company or association or body of individuals, whether incorporated or not;

“Potable Water”	has the same meaning as in the Water (Production and Supply) Act (as revised);

"Quantity"	means the quantity of Water in Gallons delivered to the Consumer, water tankers and the Water Authority by the Company;

“Reconnection Fee”

means the fee charged by the Company to Consumers in accordance with Condition 39 for reconnection to the Works for water supply that has been disconnected for non-payment or at the request of the customer;

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“Register of Companies”	means the register maintained pursuant to Condition 26(3) of the Companies Act (2022 Revision);

“Regulatory Fee”	means the fee charged by the Office to the Company in accordance with Condition 35 for execution of the Office’s regulatory duties;

“Regulatory Fee Charge”	means the fee charged by the Company to Consumers, separate from the Base Rates, designed to fully cover the Regulatory Fee without benefit or cost to the Company in accordance with Condition 35;

"Reservoir”	means the Company's Water storage reservoir or reservoirs, located on the various Sites;

“Review Date”

means the date which falls on the fifth anniversary of the Licence Date and every five years thereafter. Without limiting the power to review this Licence to investigate a) whether the Licensee is fulfilling its conditions; and b) any issues which have arisen during the term of this Licence, which may affect the effectiveness of this Licence;

“Royalty”	means the fees payable by the Company to the Cayman Islands Government pursuant to the terms of the Concession;

“Saline water”	means water with a typical total dissolved solids concentration of 30,000 mg/L to 40,000 mg/L.;

”Condition”	means a condition or provision of this Licence;

“Security Deposit”	means any cash security deposit paid by any Person whose premises is connected to the Works in accordance with Condition 38;

"Site"

means any facility comprising Water production plants, Reservoirs, pumping stations and auxiliary facilities located within the Licence Area and operated by the Company for the purpose of producing and/or distributing Water;

“Statutory Fee”	means the fee charged by the Water Authority to the Company in accordance with Condition 34;

“Statutory Fee Charge”	means the fee charged by the Company to Consumers, separate from Base Rates, designed to fully cover the Statutory Fee without benefit or cost to the Company in accordance with Condition 34;

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“Term”	means the term of the Licence as provided for in Condition 4 of this Licence;

“URC Act”	means The Utility Regulation and Competition Act (2024 Revision);

“US PPI”	means the United States of America Producer Price Index for Industrial Commodities less Fuels, Not Seasonally Adjusted – Series ID: WPU03T15M05, as published by the United States Department of Labor;

“Water”

means potable water processed by the Company from Saline water, or purchased or otherwise acquired by the Company for distribution, in accordance with this Licence, the quality of which shall be the Water Quality;

“Water Authority”	means the Water Authority of the Cayman Islands established under section 3 of the Water Authority Act;

"Water Authority Act"	means The Water Authority Act (2022 Revision);

"Water Production and Supply Act"	means The Water (Production and Supply) Act, (2018 Revision);

"Water Sector Regulation Act"	means The Water Sector Regulation Act, (2019 Revision);

"Water Quality"	means the required quality of the Water parameters set out in Schedule Two;

"Water Tanker"	means any vehicle, trailer or semi-trailer which has a capacity of transporting a volume of water of not less than three cubic meters;

“Works”

means all mechanical, electrical and other equipment and all civil engineering works or plant, including appurtenances which are in the ownership of the Company and used by the Company to operate the Concession and includes completed New Works.

“Year”	means calendar year, when used to establish time interval testing of meters or other equipment.

(4)	Reference to any statute or statutory provision includes a reference to:

(a)	that statute or statutory provisions as from time to time amended, extended, revised, re-enacted or consolidated, whether before or after the Licence Date; and

(b)	all statutory instruments, regulations, rules or orders made pursuant to it.

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2.	Exclusivity of the Licence

Subject to the terms and conditions of this Licence, the Company shall have the exclusive right within the Licence Area to

a.	produce Water for sale, and

b.	distribute and sell Water by means of pipes.

3.	Obligation to Provide Water

(1)

The Company shall at all times throughout the Term of this Licence and any renewal thereof carry on within the Licence Area the business normally conducted by a water utility and shall do so in an efficient and business-like manner using its best endeavours to maintain sufficient Water production capacities and distribution capabilities in the Licence Area as set out in Condition 1(3).

(2)

The Company shall at all times throughout the Term of this Licence and any renewal thereof conduct its business at arm’s length from the business of any of its shareholders or Affiliate. For the avoidance of doubt, the Company shall not unfairly cross-subsidise or unfairly subsidise the production and supply of Water.

(3)

To enable the Office to evaluate where any unfair cross-subsidisation or unfair subsidisation is occurring, the Company shall record at full cost in its accounting records any material transfer of assets, funds, rights or liabilities between part and any other part of its business, and between it and any Affiliate, and shall comply with any directions issued by the Office for this purpose.

(4)

Save as hereinafter provided, the Company shall plan for, serve, and extend service to any location or to any Person in the Licence Area who applies to the Company for the supply of Water without discrimination against or preference to any Person.

(5)	The Company shall not sell, or otherwise provide, Water to any Person other than in accordance with this Licence, except with the prior written approval from the Office.

(6)	The Company is authorised, but is not obligated, to sell Water to the Water Authority or other concessionaires, and such sales shall not be taken into account when determining Demand.

4.	Term of Licence

This Licence shall commence on the Licence Date and shall, subject to the terms and conditions of this Licence and of the Concession and the lawful exercise of any other duty, power, right or obligation conferred or imposed by the Water Production and Supply Act, the Water Sector Regulation Act, the URC Act or any other law or regulation, continue for a period of twenty-five (25) years from the date thereof.

5.	Renewal of Licence

(1)	This Licence shall not renew automatically upon the expiry of the Term.

(2)	The Company may, apply in writing to the Office for the renewal of this Licence, not earlier than thirty-six (36) months and not later than twenty-four (24) months prior to the expiry of the Term,.

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(3)Upon receipt of an application pursuant to subsection (2), the Office shall consider the application having regard to—

(a)	the extent to which the Company has complied with the terms and conditions of this Licence;

(b)the performance of the Company in relation to applicable performance standards, including any directives or instructions issued by the Office;

(c)	whether the Company has committed any persistent or fundamental breach of this Licence;
(d)	any contravention of the laws of the Cayman Islands; and
(e)	the public interest.

(4)The Office may—

(a)	renew the Licence with or without modification;
(b)	renew the Licence subject to such conditions as it considers appropriate; or
(c)	refuse to renew the Licence.

(5)The Office shall notify the Company in writing of its decision and provide reasons therefor within sixty (60) days of making the decision.

(6)The Company may appeal a decision of the Office made under this Condition in accordance with the URC Act.

6.	Modification of Licence

(1)This Licence may be modified where the Office and the Company each consent in writing, subject to any special conditions concerning modification set out in this Licence.

(2)Notwithstanding clause 6(1), the Office shall, immediately upon the direction of the Cabinet, modify this Licence for reasons of the security or public interest or health of the general population of the Islands, with or without the agreement of the Company, in accordance with Section 9(2) of the Act.

(3)Where the Office, on its own volition or after consultation with the Cabinet, considers that this Licence should be modified, the Office shall give the Company a written notice that:

(a)	sets out the proposed modification;
(b)	states the reasons for the proposed modification; and

(c)invites the Company to file submissions within a period of not less than thirty (30) days showing cause why the Licence should not be so modified.

(4)After considering and having regard to all representations made within the period referred to in clause 6(3)(c), the Office may modify the Licence:

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(a)	in the manner set out in the notice; or
(b)	in some other manner consistent with the representations received.

(5)If the Office decides to modify the Licence under clause 6(3), the Office shall give the Company written notice stating how the Licence has been modified and its reasons for doing so following the consultation.

(6)Nothing in this clause limits the Company's right to apply for judicial review of a decision of the Office under the URC Act.

7.	Construction of Licence

This Licence and any dispute or claim arising out of or in connection with it or its subject matter or formation shall be governed by the laws of the Cayman Islands and shall be read and construed in all respects subject to the provisions of the Interpretation Act, the Water Sector Regulation Act, the URC Act and the Water Production and Supply Act and any regulations made under these laws.

8.	Assignability of the Licence

Neither this Licence nor any obligations or benefits conferred by it shall be assigned or transferred in whole or in part without the prior written consent of the Office in accordance with section 7 of the Water Sector Regulation Act.

9.	Revocation or Suspension of the Licence

(1)	The Office may revoke or suspend this Licence if the Company:

(a)	is in fundamental breach of this Licence;

(b)

persistently breaches any Condition attached to this Licence or fails to comply with a directive regarding this Licence, or repeatedly contravenes the URC Act or any sectoral legislation, as defined in the URC Act, that is applicable to the water sector, whether in force at the date of this Licence or as amended, enacted, or added to Schedule 2 of the URC Act thereafter of the Cayman Islands;

(c)	is dissolved;

(d)	is wound up or declared bankrupt;

(e)	has a receiver appointed for its business;

(f)	compounds with its creditors to the detriment of the public interest;

(g)

fails to pay any licence fee, Regulatory Fee, Statutory Fee, or financial commitment under the Water Sector Regulation Act for a continuous period in excess of three months after the relevant due date;

(h)	is convicted of an offence under the Water Sector Regulation Act and punished by a fine in excess of one hundred thousand dollars;

(i)	is to be struck or is struck from the Register of Companies; or

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(j)	obtained the Licence by a fraudulent, false or misleading representation or in some other illegal manner.

(2)

In the event that the Company fails to meet the Demand in a reasonable manner and time as determined by the Office in its discretion, acting reasonably, the Office shall be entitled to revoke this Licence in accordance with subsections (3) and (4) below.

(3)

In the event of any of the conditions specified in subsections (1) or (2) above occurring, and without prejudice to the Office's power to revoke this Licence immediately and without notice to the Company if the Office reasonably considers it necessary to do so in order to protect the security or the public interest or health of the general population of the Island, the Office, on becoming aware of such breach of the Licence, shall, by twenty-one (21) days’ notice in writing delivered to the registered office of the Company, immediately notify the Company of the breach, the date that it occurred and the remedial action that is required to be taken by the Company and the time period within which such remedial action must be taken (the “Allowed Period”, which period shall include any extension given hereunder). Within twenty-one days of delivery of the notice, the Company shall submit a plan to remedy the breach within the Allowed Period for the Office’s consideration. If, in the opinion of the Office, the public interest or security of the Islands is not harmed in so doing, the Office may approve the plan. If the Office does not approve the plan, the Office may appoint a competent operator in accordance with subsection (5) below.

(4)

The Allowed Period shall be a reasonable time, taking into account the interests of consumers and the security and public interest of the Islands, but shall not in any event exceed six (6) months. In the event that the Company fails to remedy the breach within the Allowed Period, the Office may immediately revoke this Licence on the expiration of the Allowed Period by further notice in writing, provided that the date of such revocation notice is within fifteen (15) calendar days of the expiration of the Allowed Period.

(5)

In the event of revocation or suspension of this Licence, the Office may, after consultation with the Cabinet, appoint a competent operator (the “Appointed Operator”) to take possession of and operate the Works in place of the Company in accordance with the procedures set forth in Regulations made under the Water Sector Regulation Act and on the terms and conditions and having the powers and duties set forth in the instrument of appointment. During the period of transition to the Appointed Operator, the Company shall operate the Works in accordance with prudent practice and shall cooperate fully with the Appointed Operator until the takeover is completed. The Appointed Operator shall be given full control of the Works by the Company, but he shall not assume any debt that may be owed by the Company. He shall be entitled to recover his operational costs and a fair and reasonable profit, as determined by the Office, from the operation of the Works. During the time the Appointed Operator is operating the Works (the “Appointed Operator Period”) the Works shall remain the property of the Company, and the Office shall make every reasonable effort to ensure that the Works are operated efficiently. The Appointed Operator shall only be liable for damage occasioned to the assets of the Company during that period insofar as it arises from or is occasioned by the Appointed Operator’s gross negligence, wilful neglect, wilful default, or wilful act.

(6)

During the Appointed Operator Period, the Company shall have the right, after giving reasonable notice, for its agent or representative to access and monitor the Works at any reasonable time but shall not have the right to create any charge, mortgage, pledge, lien, security interest or other encumbrance over the Works.

(7)

Where this Licence is suspended, the Company shall be entitled to apply to the Office for the reinstatement of this Licence and the Office may in its discretion acting reasonably reinstate this Licence and in doing so release the Appointed Operator and require him to

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return control and the operation of the Works to the Company within a period of fourteen (14) days after being so ordered in writing. Subject to subsection (5) above, any costs that the Appointed Operator has incurred as a direct consequence of controlling the operation of the Works which he has not recovered by way of revenue derived from the operation shall become a debt due from the Company. Where after a reasonable time, taking into account the interests of consumers and the security and public interest of the Islands, but which shall not in any event exceed twelve (12) months, the Office does not reinstate this Licence in accordance with this subsection (7) it shall be revoked.

(8)

In the event that the Licence is revoked in accordance with the foregoing, or if the Licence is not renewed in accordance with Condition 5, the Cabinet may subject to subsection (9) below, compel compulsory divestiture of the Works in accordance with the following provisions.

(9)

Upon revocation of its licence, the Company may sell the Works to a third party, upon the prior written approval of the Office as to both the identity of the said third party and the proposed terms and conditions of the sale.

(10)If the Company does not sell the Works in accordance with subsection (9) above within twelve (12) months of the date the Company vacates the Works in accordance with subsection (5) above (subject to an extension of six months), the Works may be compulsorily divested by Cabinet at a value equal to the average of the values determined by a panel of three qualified valuers with experience in valuing water assets. If Cabinet does not exercise its right to purchase the Works within twelve months after the Company’s right to sell the Works expired (subject to an extension of six (6) months) then the right to sell the Works shall revert to the Company.

(11)	The panel referred to in subsection (10) above shall be-

(a)	one member to be chosen by the Office;

(b)	one member to chosen by the Company; and

(c)	one member, who shall be the chairman of the panel, to be chosen by the other two members.

(12)The valuation panel shall value the Works at the fair market value as of the date that the Company vacated the Works in accordance with subsection (5) above. The fair market value for these purposes shall be considered to be the fair market value of the Works to another licensee determined in a manner that complies with the term Fair Market Value as defined by the American Society of Appraisers, that is, the price, expressed in cash equivalents, at which the Works would change hands between a hypothetical willing and able buyer and a hypothetical willing and able seller, acting at arm's length in an open unrestricted market, when neither is under compulsion to buy or sell and when both have reasonable knowledge of the relevant facts.

(13)

In the event of revocation of the Licence, the rights and obligations of both parties related to any amounts owing shall subsist and the parties may take such action allowed under law to settle such obligations.

(14)	Revocation or suspension of the Licence shall be subject to the procedures outlined in section 11 of the Water Sector Regulation Act, 2017.

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10.	Accounts and Financial and Other Information

(1)	The Company shall apply accounting standards generally accepted in the United States of America, or with the Office’s approval such other accounting standards.

(2)

The Company shall furnish to the Office without undue delay such information, documents, and details related to the business of the Company, as the Office may reasonably require in order for it to fulfil its functions and discharge its obligations under the URC Act. The Office may require additional or special reports and may prescribe the manner, form, and frequency of reporting.

(3)

The Company shall provide audited financial statements on an annual basis, prepared in accordance with appropriate generally accepted accounting principles and shall provide unaudited detailed financial statements quarterly, in the general format specified by the Office. These accounts shall be sufficiently detailed to provide full, true and satisfactory detailed information relating to the affairs of the Company for the period under consideration. The audited annual accounts shall be provided no later than five (5) months after the end of the fiscal year.

(4)

The Company shall provide to the Office by the 15th day of each month, a detailed summary of the amount of electricity in kilowatt-hours (kWh) and costs in Cayman Islands dollars consumed during the previous month, by Site and overall, and the manner in which the Energy Cost Charge is calculated pursuant to Schedule Five.

(a)	The Office shall within 7 days after receipt of the above information approve or disapprove the calculation.

i.	In the event no response from the Office is received within the 7 days, the Energy Cost Charge calculation as submitted by the Company shall be deemed approved.

(b)	In the event of disapproval, the Office shall specify the reasons and include its own calculation of the Energy Cost Charge.

(c)

In the event that the Office and the Company do not agree on the calculation of the Energy Cost Charge for any given month, the Office’s calculation shall be used, and either party may seek a final determination by a qualified public accounting firm in the Cayman Islands agreed by both the Office and the Company, at the Company’s expense. Failing this, the matter shall be referred to arbitration in accordance with Condition 15. Any adjustment to the Energy Cost Charge determined through such determination or arbitration shall be made to Consumer’s invoices in accordance with procedures set forth in Schedule Five.

(5)	The Company shall submit to the Office by the 15th day of each month, a detailed summary of the quantity of Water produced and sold during the previous month.

(6)	The Company shall provide to the Office by the 15th day of each month a report showing the manner in which the Statutory and Regulatory Fees are calculated in accordance with Conditions 34 and 35.

(7)

The Company shall submit to the Office a quarterly report with monthly details of its operations providing such information as the Office requests, including, but not necessarily limited to, the quantity and quality of Water produced, peak demands, the number of Consumers in each billing class, the number of disconnections of water service, the number of complaints received, by categories of complaints, and the

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resolution of such complaints, the maximum available Water production capacity, the number of service interruptions, and such operating statistics relevant to monitoring the compliance of the Company with the terms of the Licence, including (but not limited to) operating performance, service interruption statistics, and safety and environmental compliance.

(8)

The Office shall have the right to inspect the accounts of the Company during business hours on giving reasonable notice and the right to request and be provided with any source information that, in the Office’s opinion, is necessary to assist any reasonable investigation the Office may wish to carry out.

(9)	Non-revenue Water shall be treated as a loss attributable to the Company and shall not be passed on to Consumers through rates or other charges.

11.	Waivers

(1)

The failure of the Office on one or more occasions to exercise a right or to require compliance or performance under the Licence shall not be deemed to constitute a waiver of such right or a waiver of compliance or performance by the Office, nor to excuse the Company for complying or performing, unless the Office has specifically waived, in writing, such right or such compliance or performance.

(2)

The failure of the Company on one or more occasions to exercise a right under the Licence or require performance under the Licence shall not be deemed to constitute a waiver of such right or of performance of this Licence, nor shall it excuse the Office for performance, unless the Company has specifically waived, in writing, such right or performance.

12.	Customs duties

The Company shall pay all Customs duties and package taxes due upon all goods imported into the Cayman Islands unless otherwise exempted by Cabinet.

13.	Force Majeure

(1)

The Company shall not be held liable or deemed to be in breach of this Licence for any failure to perform its obligations hereunder if such failure results directly or indirectly from Force Majeure which renders such obligations impossible to perform in accordance with the conditions of this Licence.

(2)

“Force Majeure” means an event or circumstance which prevents the Company from performing its obligations under this Licence, which event or circumstance is not within the reasonable control of, or the result of the negligence of, the Company, and which the Company is unable to overcome or avoid or cause to be avoided through the exercise of due diligence. Events of Force Majeure may include, but are not limited to

(a)

acts of God; fire; flood; earthquake; war; riots; acts of terrorism; pandemic; strikes, walkouts, lockouts and other labour disputes; requirements, actions or failure to act on the part of governmental authorities; adoption or change in any law, regulation, statute, rule or regulation imposed by governmental bodies, including, without limitation, a change in the interpretation thereof;

(b)	any lawful order by any court or administrative agency (so long as the Company has not applied for or assisted in the application for such court or governmental action).

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(3)	In respect of each Force Majeure Event, the Company shall –

(a)	notify the Office of the relevant event (except in the cases of subsections (2)(a) and (2)(b) above) and consequence as soon as possible after it occurs;

(b)	promptly provide the Office with any further information which the Office requests about the event (or its causes) (except in the cases of subsections (2)(a) and (2)(b) above) or the consequence; and

(c)	promptly take any steps (except steps involving significant additional costs) which the Office reasonably requires in order to reduce the Company’s losses or risk of losses.

(4)

It is for the Company to show that a matter is a consequence of an event covered by subsection (2) above, that the event (except in the cases of subsections (2)(a) and (2)(b) above) and the consequence was not preventable and foreseeable, and that it has satisfied the conditions set out in subsection (3) above. For this purpose, an event or the consequence of an event is not preventable and foreseeable if and only if the Company could not have prevented it by taking steps which it could reasonably be expected to have taken.

(5)	The duty of the Company to perform its obligation under this Licence shall be suspended until such circumstance shall have ceased without the imposition of any penalty as provided for in this Licence.

14.	Insurance

(1)

The Company shall at all times carry appropriate insurances, including but not limited to public and product liability insurance, property, plant and equipment insurance, and business interruption insurance, each with insurers that have a financial strength rating of at least “A-Excellent” by A.M. Best or its equivalent by a rating agency of similar standing. Upon request, which shall not be more than annually, the Company shall submit details of its insurance to the Office for their information.

(2)

The Company shall indemnify the Office and all of the Office’s employees against any claims, costs and damages whatsoever arising out of or attributable to the Works operation of the Works other than the claims, costs or damages arising as a result of the Company complying in a proper manner without negligence on the part of the Company with a lawful order of the Office or of any of the Office’s employees acting in the course of his duties, provided always that such claims, costs or damages were not the result of the Office’s failure to follow the Company’s health and safety procedures or the result of the Office’s gross negligence or acting in bad faith.

(3)

Without prejudice to the generality of subsection (2) above the Company shall, within sixty (60) days of the Licence Date insure against liability for damage or injury to any person (including any employee of the Company or the Office) or to any property due to or arising out of or attributable to the Works or operation of the Works. Such insurance shall be effected for an amount not less than one million United States dollars (U.S.

$1,000,000.00) per claim with an insurer and in terms to be approved in writing by the Office.

(4)

The Company shall pay or procure the payment of all premiums and other money necessary to effect and maintain all insurances referred to in this Condition and shall produce to the Office on an annual basis the policy or policies of insurance and the receipt

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or receipts for the then current year’s premium or other satisfactory evidence of insurance cover as aforesaid.

(5)

The Company shall comply with all requirements of the insurers and the Company shall not do or permit or suffer to be done on the Site or in relation to the Works anything which might render void or voidable any policy of insurance effected in accordance with the provisions of this Condition, or as a result of which payment of the policy money might be withheld in whole or in part.

(6)

The Company shall be permitted to include in its Consumer water supply agreements a limitation of the Company’s liability for indirect and/or consequential damages, on terms and conditions approved by the Office.

15.	Dispute Resolution

(1)	In the event of a Dispute arising:

(a)

The Office or the Company, as the case may be, shall serve upon the other a Notice in writing setting out the nature of the Dispute and its proposals to resolve the Dispute and containing an invitation to negotiate the Dispute within thirty (30) days from the said Notice.

(b)

The Office and the Company shall use best endeavours and attempt in good faith to resolve the Dispute amicably. To this effect, the Office and the Company shall consult and negotiate with each other in good faith and, recognising their mutual interests, attempt to reach a just and equitable solution satisfactory to both the Office and the Company.

(c)

If the Dispute cannot be resolved amicably within ninety (90) days of the Notice being served in accordance with subsection (1) above, either the Office or the Company may, at their election, refer the Dispute to either:

(i)	Arbitration in accordance with subsection (2) below; or

(ii)

apply for judicial review in accordance with the URC Act. An appeal against a determination of the Office shall be made to the Grand Court within twenty-eight days next following the date of the notification; and an appeal may be made on one or more of the following grounds - (a) erroneous in law; (b) unreasonable; (c) contrary to the principles of natural justice; or (d) not proportionate. A person affected by an administrative determination of the Office may, within forty-five days of the administrative determination, appeal to the Grand Court by way of judicial review of the administrative determination.

(d)	Any election made under subsection (1)(c) above shall be made by Notice in writing and there shall be no right or power of veto in relation thereto.

(e)	In the event of conflicting concurrent elections, the Dispute shall be referred to arbitration.

(2)	Where a Dispute is referred to arbitration, the Office and the Company agree that:

(a)	save as expressly set out in this Licence, the arbitration shall be governed by the Arbitration Act, 2012;

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(b)

the arbitration shall be conducted in accordance the International Arbitration Rules of the International Centre for Dispute Resolution (UNCITRAL) Arbitration Rules in force at the date of the Dispute;

(c)	the place of the arbitration shall be George Town, Grand Cayman, Cayman Islands;

(d)	The language to be used in the proceedings of the arbitration shall be English;

(e)	the number of arbitrators shall be three, with each of the Office and the Company being entitled to nominate one arbitrator, and the two arbitrators appointed shall appoint the third arbitrator;

(f)

any costs of and associated with the arbitration, exclusive of any legal fees privately incurred (which shall be borne by the respective party), shall be split equally by the Office and the Company with payments to be made by equal instalments as and when required.

(3)

The unsuccessful party to any Dispute referred to arbitration in accordance with this Condition shall be required to pay the successful party's legal costs on the standard basis, being the rates prescribed by Practice Direction No 1 of 2011 in respect of disputes in the Financial Services Division and Admiralty Division. Failing agreement, any such costs shall be taxed in accordance with Practice Direction No 1 of 2001.

(4)	Any Dispute, whether referred to arbitration or appeal, shall be governed by and construed in accordance with the substantive law of the Cayman Islands.

(5)

The decision of the arbitrators shall be final and binding on the parties to the arbitration, and the judgment and/or any award rendered by the arbitrators may be entered in any court in the Cayman Islands having competent jurisdiction.

(6)	This Condition shall not preclude either the Company or the Office from seeking provisional remedies in aid of arbitration from any court in the Cayman Islands having competent jurisdiction.

16.	Employment of Staff

The Company shall use its best endeavours to employ Caymanians [as defined in the Immigration (Transition) Act (2022 Revision)] in various categories of employment in its operations.

17.	Good Faith

The Office and the Company hereby warrant and agree that all dealings between them under or in connection with or in relation to this Licence throughout its term and any extension thereof shall be conducted in good faith.

PART B CONDITIONS

18.	Design of New Works

(1)

All designs of New Works to be constructed to supply Water under the terms of this Licence shall conform to good and commonly accepted engineering standards within the water industry and shall be subject to review by the Office prior to construction to ensure compliance with such standards. The standards and the Manuals of Practice of the

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American Water Works Association (AWWA), as they may exist from time to time, shall be regarded for the purpose hereof as conforming to good and commonly accepted engineering standards within the industry.

(a)	The Office may adopt and modify the standards and the Manuals of Practice of the AWWA as deemed necessary for the specific situation in the Cayman Islands.

(b)	The Office shall allow a reasonable and appropriate amount of time for the Company to comply with any new or modified standards.

(c)

The Company’s pipe installation specification, attached as Schedule Eight, has been approved as conforming to good and commonly accepted engineering standards. This specification may be amended from time to time, subject to approval by the Office.

(2)

The Works are not required to be designed and constructed to provide firefighting flows as per the NFPA (United States National Fire Protection Association) code or any other applicable and/or similar code in the Cayman Islands.

(3)

The Company shall include in the designs the provision of fire hydrants in accordance with the specification and reasonable requirements of the Chief Fire Officer, provided the Chief Fire Officer has entered into a service agreement with the Company, which has been approved by the Office. Such hydrants shall be installed in the Works at the Company’s expense, and the Company shall be entitled to charge the Chief Fire Officer a fee as set out in Schedule Five hereof for the hire of these hydrants, which fee shall include the cost of Water used for firefighting and testing of the hydrants. The Company shall not be responsible for maintaining or replacing fire hydrants. The method and frequency of testing of the fire hydrants shall be agreed in advance between the Chief Fire Officer and the Company. No such test shall be carried out without the Company’s prior knowledge and consent.

19.	Construction of New Works

(1)

The Company shall construct all New Works where such works have been requested by the owner of any premises located within the Licence Area, and where, in relation to the Works, its provision is commercially feasible as calculated using the Commercial Feasibility Test in Schedule Seven.

(2)	The construction of New Works shall conform to good and commonly accepted engineering standards within the industry, as set out in Condition 18.

(3)

The Company shall be permitted to repair Works and to lay pipes and construct other New Works in public roads and shall do so in accordance with the requirements of the National Roads Authority (the “NRA”) and the applicable laws and regulations.

(4)

The Office hereby acknowledges that all Works and New Works constructed in public roads are the property of the Company unless such Works are otherwise transferred or sold by the Company or divested in accordance with Condition 9.

(5)

Any water supply infrastructure to be situated within new developments and new sub-divisions, i.e., developments and/or subdivisions that are approved by the Central Planning Authority (the “CPA”) after the Licence Date, shall be installed at the developer’s expense and shall conform to the same engineering standards as set out in Condition 18 and shall be subject to the approval of the Company.

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(a)

The Company shall assume responsibility for the operation and maintenance of all pipelines that are laid in accordance with the engineering standards as set out in Condition 18 and shall have the right to refuse to connect the Works to any pipeline that fails to meet these standards.

(6)

The Company may solicit capital contributions from any Person applying for connection to the Works only where, in relation to the Works, the provision of a supply has failed the Commercial Feasibility Test without such contribution, as provided for above. The capital contributions shall be determined by the Company as described in Schedule Seven.

20.	Limit of Responsibility

The responsibility of the Company to provide and maintain the Works shall terminate at the Delivery Point.

21.	Sufficiency of Supply

(1)	The Company shall at all times, subject to the terms and conditions of this Licence, provide a sufficient supply of Water to the Licence Area to meet the Demand.

(2)

The Company shall be responsible for ensuring sufficient Water production capacity to meet the current and future requirements of Consumers in a reliable and efficient manner, taking into consideration the planned development of the Licence Area, various operating conditions, including but not limited to life-cycle cost, planned construction and maintenance schedules, Water in storage, risk and uncertainty and operating reserves.

(3)	Notwithstanding the generality of the above, and taking into account incremental size limitations of Water production and Reservoirs, the following requirements shall be met:

(a)

the total installed Water production capacity shall not be less than 125%, or more than 200% of the average daily Demand in the Licence Area during the month with the highest average daily Demand in the previous twenty-four (24) months, and

(b)

the total Reservoir capacity shall not be less than the equivalent of four (4) days, or more than six (6) days of the average Demand in the Licence Area in the previous twenty-four (24) months. The Company shall ensure that the minimum required storage capacity is maintained at all times, consistent with its sufficiency of supply obligations under this Licence.

(4)

For the first two years after the Licence Date, the Company shall be allowed a one-time only grace period of twenty-four (24) months from the date that it receives the final regulatory permit and/or approval from the Office or any regulatory or governmental agency to design, construct and commission any New Works that may be necessary to comply with the requirements of subsection (3) above.

(5)

The Company shall maintain a water pressure between approximately thirty (30) pounds per square inch (psi) and approximately sixty (60) pounds per square inch (psi) at the Delivery Point at all times unless specifically agreed otherwise between the Company and a Consumer and approved by the Office, with exception for temporary system maintenance, unscheduled failures or repairs, of no more than forty-eight (48) consecutive hours.

(a)	At least once per year, the Company shall perform measurements to determine if pressures throughout the system are in compliance with the requirements.

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(b)

The Company shall keep records of each test of pressures. These records shall include, as a minimum, the date, time, and location where the test was conducted. Pressure records shall be retained by the Company for at least two years and shall be made available for inspection by the Office at all reasonable times.

(6)

In determining compliance with the requirements as set out in subsections (3) and (5) above, the Office shall take into account extraordinary circumstances, such as natural disasters, firefighting flows and supplies to the Water Authority’s water distribution system and/or to any other concessionaire’s water distribution systems.

(7)

Where, in the opinion of the Company, a Consumer has used or is using Water in excess of what is considered reasonable, and if the Company is of the opinion that maintenance of such unreasonable supply would be onerous on the Company and/or adversely impact the supply of Water to other Consumers, the Company may, subject to prior approval by the Office (except in cases of emergency as determined by the Company), reduce the volume or pressure of supply to that Consumer, or disconnect the supply to that Consumer.

(8)

The Company shall comply with requirements to be specified in the Customer Service Code referred to in Schedule Six (6) and (7), to minimise the effect on Consumers of planned interruptions and unplanned interruptions of service.

22.	Quality of Water

(1)

The Company shall operate the Works in a proper, workmanlike and efficient manner to ensure that at all times the risk of contamination of the Water is kept to a minimum and the continuity of the Water supply, at the specified water pressure (as per Condition (5)), is maintained. The operation of the Works shall conform to good practice in accordance with the relevant AWWA Manuals of Practice with respect to operations and quality of water.

(2)

The Company shall only distribute Water in accordance with this Licence, and shall at all times comply with the requirements of Schedule Two, and its operation of the Works shall be subject to inspection by the Office, and the CMO and in compliance with all lawful requirements established under section 4 of the Public Health Act (2021 Revision) or, if none have been established, quality standards established by the Water Authority or the Office.

(3)

The Company shall ensure that the Water is not contaminated by any noxious chemical or other substance which, in the reasonable opinion of the Office or the CMO, would be harmful to the public health or any chemical or substance that imparts odour, taste or colour which in the reasonable opinion of the Office or the CMO, renders it unacceptable to Consumers.

(4)

The Company shall ensure that all chemicals used in the Works, which are intended to come in contact with the Water, and all additives in the Water shall be approved by the United States National Sanitation Foundation (NSF) or by an equivalent organisation, as determined by the Office, for use with potable water.

(a)

No later than six (6) months after the Licence Date, and thereafter no less than twice per year, the Company shall submit a detailed list of all chemicals to be used in the Works, accompanied by relevant material safety data sheets (MSDS), to the Office for review and approval.

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(b)	The Company shall submit a revised list to the Office immediately following any change of chemicals to be used in the Works.

(c)	Unless the Company is advised otherwise in writing, all chemicals used in accordance with this Condition shall comply with NSF/ANSI Standard 60 – Drinking Water Treatment Chemicals.

(5)

The Company shall ensure that all chemicals referred to in subsection (4) above, and all other chemicals used in the Works which potentially can come into contact with Water, shall be used in strict compliance with the manufacturer’s recommendations and specifications and in such a manner as to minimise the risk to the quality of the Water.

23.	Water Quality Testing

(1)

The Company shall carry out testing of the Water Quality in accordance with Schedule Three. The Company shall submit the results of Water Quality tests to the CMO on a monthly basis, within fourteen (14) days of the end of every calendar month. All sampling and testing for Water Quality shall be carried out in accordance with the current edition of Standard Methods for the Examination of Water and Wastewater, jointly published by the American Public Health Association, the American Water Works Association and the Water Environment Federation or by the method prescribed by the United States Environmental Protection Agency or by any other method approved by the Office. All tests for Water Quality that are not carried out on-site shall be carried out by a laboratory that has been approved by the CMO. From time to time, the CMO may require the Company to carry out testing for specific constituents that are considered of significance to public health but are not listed in Schedule Three.

(2)

The Office and/or the CMO may monitor the quality of Water throughout the Licence Area and shall be entitled at any reasonable time and without prior notice to take samples of Water from the Works. A representative of the Company shall be allowed to attend such sampling activity.

(a)	The Office shall provide the Company with the results of all such tests conducted by it and, if made available, those by the CMO.

(3)

When matters of Water Quality necessitate notification to the Consumers, the Company shall effectuate such notification by mass media as expeditiously as possible and by all reasonable means available. Timely and direct notification shall also be provided to the appropriate government entities, the Office and Hazard Management Cayman.

(4)	Sample taps

(a)

The Company shall provide sample taps within the Licence Area at locations to be determined by the Office. The number and location of the sample taps shall be as reasonably required by the Office to monitor the quality of Water within the Works.

(b)	All sample taps shall be of a secure design and construction as approved by the Office.

(c)	A sample tap shall be provided at each official hurricane shelter.

(d)	All sample taps shall be readily accessible to the Office for quality monitoring.

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(e)	Upon the request of the Office, the Company shall provide a map or maps of the Works to the Office and the CMO, as necessary, clearly identifying all sample tap locations.

(f)	From time to time, the Company may be required to carry out testing for the presence of any other parameters considered to be of significance for public health by the Office and the CMO.

24.	Chemical Storage

(1)	The Company shall provide an adequate security fence around any hazardous equipment and chemical storage not contained within the plant buildings.

(2)	All chemical storage shall be provided with secondary containment protection.

(3)

All chemicals shall be stored in strict compliance with the manufacturer’s recommendations. Incompatible chemicals (e.g., acids and caustic solutions) shall be stored in separate areas. The Company shall ensure that all equipment and chemicals are locked to prevent tampering.

(4)

No later than three (3) months after the Licence Date, the Company shall provide the Office with a Waste Management Plan for approval by the Office. The Waste Management Plan shall provide the quantities, purpose of use and, where applicable, treatment and disposal method of all chemicals, lubricants, fuels and any other hazardous materials used at each Site. Where applicable, the Company shall provide Material Safety Data Sheets for chemicals and hazardous materials used. An update of the Waste Management Plan shall be provided when deemed necessary by the Company or when requested by the Office, the latter to be no more frequent than once every twelve (12) months.

25.	Right of Inspection of Works

The Office shall at all times, upon giving reasonable notice to the Company, have the right to enter any part of the Works to carry out any inspection.

26.	Measurement of Water Supplied

(1)

The Company shall install, within the boundary of the premises connected to the Works or at a point agreed between the Company and the Consumer, at no other cost to the Consumer than the Connection Fee and the Monthly Meter Rental Fee, a Meter to record the quantities of Water delivered to the Consumer’s premises.

(2)

All meters shall be tested or certified as accurate by the manufacturer before installation and, as necessary, replaced or repaired to meet AWWA standards. All meters removed from service that are to be reinstalled shall be inspected for the correctness of the register.

(3)	All meters shall be in good mechanical condition and of adequate size and design for the type of service that they measure.

(4)

All meters shall be tested and calibrated in accordance with the standards set forth herein. No meter shall be placed in service or permitted to remain in service if the error of registration determined in Schedule Four is exceeded.

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(5)

Unless a Meter is proven inaccurate or defective, as defined in Schedule Four, the readings thereon shall be proof of the quantities of Water delivered to the Consumer’s premises connected to the Works.

(6)

Where a Consumer is of the opinion that a Meter provided by the Company under subsection (1) above is inaccurate, he may apply to the Company to have the Meter tested in accordance with the procedures set out in Schedule Four.

(a)

The said test shall be carried out by the Company, or by an independent agency identified by the Company and approved by the Office, within thirty (30) days from the date that the Consumer witnesses the removal from service of his Meter, or thirty

(30) days from the date that the Office delivers to the Company its approval of the Consumer’s written consent for removal from service of the Consumer’s meter in accordance with subsection (6)(c) below, whichever is applicable.

(b)

The Company shall extend to the Consumer an offer to allow the Consumer or the Consumer’s designated representative to be present for the testing. The Company shall not be responsible for any costs related to the Consumer’s attendance at such testing, whether incurred within the Cayman Islands or internationally.

(c)

At the Consumer’s request, the Office or its designated representative may observe the test. When requested to test a meter by a Consumer as herein provided, the Company shall not knowingly remove from service, interfere with, or adjust the meter to be tested outside the presence of the Consumer without the written consent of the Consumer and approval by the Office. A report giving the name of the Consumer requesting the test, the date of the request, the location, the type, make, size, the serial number of the meter, the date tested, and the result of the test shall be supplied to such Consumer within fifteen (15) days after completion of the test.

(d)

Where used, the independent agency testing the meter shall make a complete record of all tests, adjustments, and other data sufficient to allow all of the test results and calculations for that meter test to be verified. Such record shall include: the identifying number of the meter, the type of the meter, the date and kind of tests made, the reading of the meter before making any test, the error as found at each test, and, if repaired, the accuracy of the meter after the final test.

(e)

Retention. Records of periodic tests of meters will be retained by the Company for inspection by the Office for a minimum of five years. All meters that are changed out, or removed from service for any reason, shall be retained for inspection by the Office for a minimum of six (6) months.

(f)	An application by a Consumer under this Condition shall not exempt the Consumer from the payment of all sums which may become due and payable under the agreement between the Company and the Consumer.

(g)

The full cost of testing the Meter at the request of a Consumer shall be borne by the Company if the Meter is found to be outside the accuracy standards as described in Schedule Four. If the Meter so tested is found to be within the said standards, the Consumer requesting the test shall reimburse the Company the full cost of the test(s), including all additional charges (such as shipping, handling, etc.), as prescribed in Schedule Four.

(7)	Provided that if the Meter is, upon testing by the Company, found inaccurate, the Company shall promptly refund the Consumer any sums paid in excess of what was

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actually due. This sum shall be determined by the Company as described in Schedule Four.

(8)

Upon completion of adjustment and test of any meter under the provisions of Schedule Four, the Company shall affix thereto a suitable seal in such a manner that the adjustment or registration of the meter cannot be tampered with without breaking the seal.

27.	Records and Reports

(1)	The Company shall keep sufficient records in electronic form of the operation of its pumping, filtering, chlorinating and other units to show the characteristics and performance of each.

(2)	System Maps. The Company shall keep on file at its principal office located within the Cayman Islands a suitable map, maps or drawings in electronic form showing the following:

(a)	Size, character, and location of all mains, including hydrants and valves.

(b)	Size and location of each service connection, where practicable. In lieu of showing service locations on maps, a card record, or other suitable means may be used.

(c)

Water sources, tanks, other storage facilities, layout of all principal pumping stations, filter and chlorinating plants to show size, location and character of all major equipment, pipelines, connections, valves and other equipment used.

(3)

Meter Records. The Company shall keep numerically arranged and properly classified records in electronic form giving for each meter owned or used by the water utility for any purpose, the identification number, date of purchase, name of manufacturer, serial number, type, rating, and the name and address of each customer on whose premises the meter has been in service, with date of installation and removal. These records shall be maintained in a manner such that the date of the last test, if applicable, is readily ascertainable.

(4)

All records required by these rules shall be preserved by the water utility for a period of five (5) years unless otherwise designated herein or by the Office’s obligations governing the preservation of records. Such records shall be kept within the Cayman Islands at the office or offices of the Company and shall be open at all reasonable hours for examination by the Office or its representatives.

28.	Business Continuity Plan

(1)

No later than three (3) months after the Licence Date, the Company shall provide the Office with a business continuity plan, including a hurricane contingency (preparedness and recovery) plan for the Works, for review by the Office. This business continuity plan shall be updated annually and provided to the Office.

(2)	The Company shall nominate a senior member of management for active participation in the Hazard Management Cayman Islands (HMCI) Emergency Support Team (EST) - Utilities Subcommittee.

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29.	Consumer Protection and Dispute Resolution

(1)	In the event of a dispute between the Consumer and the Company, the Company shall, as soon as is reasonably practical, make such investigations as required to resolve the dispute.

(2)

In the event of any dispute referred to in subsection (1) above is not resolved within one (1) month of the Company first being notified in writing of the Consumer's query, concern or complaint, the complaining party may:

(a)	Request that the matter be referred to mediation, in which case the Office will act as the independent mediator;

(b)	Request that the matter be referred to the Office for determination, in which case the parties shall be bound by the Office's determination; or

(c)	Refer any dispute to the Courts.

(3)	Pending a decision in any dispute, and subject to the Consumer having met all his other obligations towards the Company, service to that Consumer shall not be discontinued.

(4)

No later than three (3) months after the Licence Date, the Company shall have available a website which will list, as a minimum, basic information on the Company, its key staff, standard forms, complaints procedure and reporting mechanism, performance reports, this entire Licence, and which will clearly state the current rates and fees.

(5)

The Company shall apply to the Office for the approval of any rule, requirement or fee which may affect the Consumers, clearly stating in its application the reason for such rule, requirement or fee. No rule, requirement or fee shall be implemented until approved by the Office.

30.	Safety

(1)

The Company shall comply with all applicable health and safety laws and regulations. The Company shall familiarise its staff with best practices for water service companies in relation to health and safety, and recommendations in AWWA "Safety Practice for Water Utilities" Manual M3, as amended from time to time.

(2)	The Company shall adopt and execute a safety programme suited to the size and type of its operations. At a minimum, the safety programme shall include:

(a)	A requirement that employees use suitable tools and equipment so that the employees may perform their work in a safe manner.

(b)	Instructions to employees on safe methods of performing their work.

(c)	Instructions to employees on accepted methods of first aid, including cardiopulmonary resuscitation training. Copies of such programme shall be furnished to each employee.

(3)

The Company shall exercise reasonable care to reduce hazards to its employees, customers, and the general public. The Company shall report to the Office as soon as possible after each accident occurring in connection with the operation of its property, facilities or service, wherein any person shall have been killed or admitted to a hospital, or whereby any significant property damage shall have been caused. The first report may

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be preliminary by telephone, text, or email within eight (8) hours of any accident, however, it shall be followed later by a full written report as possible within seven days of the cause and details of the accident and the precautions taken, if any, to prevent recurrence.

(4)	The Company shall maintain a summary of accidents arising from its operations for a minimum period of five (5) years.

PART CRATE STRUCTURE

31.	Base Rate

(1)	Effective on the Licence Date, the Base Rates shall be that set out in Schedule Five.

(2)

The Consumption Cost will be the volume of Water supplied in any month by the Company to any Consumer multiplied by the applicable Base Rate. The Consumption Cost shall be shown as a separate item on a Consumer’s bill.

32.	Monthly Meter Rental Fee

(1)

The Company may charge a Monthly Meter Rental Fee to each Consumer who is connected to the Works via a Meter owned and maintained by the Company. Such fees are set out in Schedule Five. The Monthly Meter Rental Fee shall be shown as a separate item on a Consumer’s bill.

33.	Energy Cost

(1)	Energy Costs do not constitute a component of Base Rates but will instead be collected from Consumers through the Energy Cost Charge.

(2)

The Energy Cost Charge represents a charge, separate from Base Rates, designed to (i) recover Energy Costs from Consumers while protecting Consumers from unreasonable energy consumption by the Company, (ii) incentivise the Company to improve energy efficiency of its operations, and (iii) share any such efficiency improvements with Consumers. The Energy Cost Charge will be calculated monthly to recover Energy Costs on a timely basis. The Energy Cost Charge will be that set out in Schedule Five.

(3)

The Energy Cost portion of the monthly bill will be the volume of Water supplied in any month by the Company to any Consumer multiplied by the Energy Cost Charge. The Energy Cost will be shown as a separate item on a Consumer’s bill.

34.	Statutory Fee

(1)	The Company shall pay a Statutory Fee as prescribed from time to time in regulations made under the Water Authority Act to the Water Authority.

(2)	The Statutory Fee Charge will be detailed as a separate item on a Consumer’s bill as a direct pass-through to Consumers.

(3)	Effective on the Licence Date, the Statutory Fee Charge will be that set out in Schedule Five.

(4)	The Statutory Fee shall be subject to periodic review and adjustment. Any future change in the Statutory Fee shall be effective with and result in an automatic and equal

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adjustment to the Statutory Fee Charge on the Company’s bills to Consumers at the beginning of the next Calendar Month.

(5)	The Statutory Fee shall be payable by the Company to the Water Authority monthly in arrears within thirty (30) days of the end of the month to which it relates.

(6)

In the event that the Company fails to pay to the Water Authority the Statutory Fee by the due dates, then the Company shall be liable to pay one-and-a-half percent (1.5%) per month on the outstanding amount from the due date until the date of payment. Any such interest shall not be passed on to Consumers.

35.	Regulatory Fee

(1)	The Company shall pay a Regulatory Fee as prescribed from time to time in regulations made under the Water Sector Regulation Act to the Office.

(2)	The Regulatory Fee Charge will be detailed as a separate item on a Consumer’s bill, showing these costs as a direct pass-through to Consumers.

(3)

The Regulatory Fee Charge represents a charge to Consumers, separate from Base Rates, designed to fully recover the Regulatory Fee without benefit or cost to the Company. Effective on the Licence Date, the Regulatory Fee Charge will be that set out in Schedule Five.

(4)

The Regulatory Fee shall be subject to periodic review and adjustment. Any future change in the Regulatory Fee shall be effective with and result in an automatic and equal adjustment to the Regulatory Fee Charge on the Company’s bills to Consumers at the beginning of the next Calendar Month.

(5)	The Regulatory Fee shall be payable by the Company to the Office monthly in arrears within thirty (30) days of the end of the month to which it relates.

(6)

In the event that the Company fails to pay to the Office the Regulatory Fee by the due dates then the Company shall be liable to pay one-and-a-half percent (1.5%) per month on the outstanding amount from the due date until the date of payment. Any such interest shall not be passed on to Consumers.

36.	Other Government Charges

In the event of any future levy, charge or royalty imposed by the Government on the Company, the Company will charge Consumers a new charge equal to such levies, charges or royalty and such new charge will be shown as a separate charge on Consumers’ bills.

37.	Connection Fee

(1)	Without prejudice to Condition 19 above, the Company may charge a fee (the “Connection Fee”) to connect a premises to the Works. The Connection Fee shall be that set out in Schedule Five.

(2)

However, if an account for the supply of Water to premises is opened in the name of a Person taking over an existing connection, the account for which is held by another Person, without the physical disconnection and reconnection of the supply of Water to such premises, then such Person shall pay a fee (the “New Account Fee”) instead of a Connection Fee before the supply of Water is commenced. The New Account Fee is set out in Schedule Five.

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38.	Security Deposit

(1)

The Company may, but shall not be obligated to, levy a cash security deposit (the “Security Deposit”) to be paid by any Person whose premises are connected to the Works. Where levied, the Security Deposit referred to in this Condition shall be the amount set out in Schedule Five, subject to adjustment in accordance with subsection (3) below, which may be applied selectively to the Customers who have a pattern of delinquency in payment of bills.

(2)	The Company is entitled to withhold a connection to the Works until the Security Deposit is paid.

(3)

The Company may apply the Security Deposit towards payment of any charge that has remained unpaid more than four (4) weeks after the Bill Date. After payment of the Reconnection Fee as per Condition 39, the Company may levy a new Security Deposit, the amount of which shall not exceed the equivalent of the average monthly Water bill of that Consumer over the previous twelve (12) billing periods.

(4)

The Security Deposit may be held for a maximum of twenty-four (24) months after the date when timely payments of Water bills by the Consumer commenced, after which it must be returned to the Consumer, but without interest thereon.

(5)

If all money due to the Company by the Consumer has been paid and that Consumer’s premises has been disconnected from the Works or the account for his premises has been transferred to another Person, the remaining Security Deposit shall be repaid to the Consumer within thirty (30) days after final settlement of his account, if not repaid earlier in accordance with subsection (4) above.

39.	Disconnection of Supply and Reconnection Fee

(1)

The Company may disconnect a Consumer’s premises for non-payment of his account, provided that this account remains unpaid more than four (4) weeks after the Bill Date, and absent any payment arrangement that may have been made between the Consumer and the Company, and the Consumer honouring this arrangement.

(2)	The Company may use the Security Deposit referred to in Condition 38 to pay any money that the Consumer who has paid the deposit may owe to the Company at the time of disconnection of supply.

(3)

In the event that the premises of a Consumer has been disconnected in accordance with subsection (1) above and that Consumer subsequently settles the total arrears and applies for reconnection, such premises may be reconnected, and the Company is entitled to charge and collect a fee (the “Reconnection Fee”) as set out in Schedule Five prior to reconnection of such premises.

40.	Late Payment Fee

(1)

In the event an outstanding amount is not paid within twenty-one (21) days after the Bill Date, the Company may levy an additional charge equal to one and one-half percent (1.5%) of the outstanding amount

(2)

Any part of the charge or additional charge which remains unpaid on the next and each subsequent twenty-first (21st) day of the month after the day on which an additional charge was added as per subsection (1) above shall attract a further additional charge of an amount equal to one and one half percent (1.5%) of the total amount due to the

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Company in respect of those unpaid charges. Any such additional charge shall be added to the total amount remaining unpaid in respect of the charge and additional charges on the twenty-first (21st) day of each month in which such charges remain unpaid.

41.	Miscellaneous Fees

The Company shall be allowed to charge a Consumer other fees, including but not limited to returned cheque fees, special postages, unscheduled Meter reading fees and debt collection fees, and any fees imposed by third parties directly related to that Consumer’s Water service installation to the extent as they are permitted by and enforceable under the laws of the Cayman Islands.

42.	Capital Investment Plan (the “CIP”)

(1)

The Company shall submit its Capital Investment Plan (CIP) for any project related to Works replacement, expansion, or modernisation to the Office, for approval, within three months of signing of this Licence and annually thereafter with a deadline to be decided by the Office in consultation with the Company. The CIP will provide a listing of all Capital Investment Projects currently being implemented as well as those for which implementation is planned to begin within the five-year period considered in the CIP. Actual and forecast expenditures on the listed projects are to be indicated for each of the following periods:

(a)	Prior to year 1;

(b)	Each of years 1 through 5 inclusive, and

(c)	Beyond year 5

(2)

Individual Capital Investment Projects for which investment amounts do not exceed ten percent (10%) of the total investment forecast in any one year may be presented in groups of similar characteristics (e.g., pipeline extensions, pipeline replacements). Descriptions of such projects will provide such information as will enable the Office to understand the rationale behind the proposed investment. However, the Company shall provide details of all projects for which the forecast expenditure in any one year exceeds ten percent (10%) of the total investment projected for that year, as well as for any project for which the total forecast expenditure over the five-year period exceeds ten percent (10%) of the total investment projected for that five-year period.

(3)

The Office will have the right to require submission of any information relevant to any proposed investment, regardless of the forecast monetary value. The intent of the forecasting process is not to involve the Office in the Company’s routine management decisions but to enable it to determine the reasonableness and efficiency of the proposed investment with respect to the provision of Water service in the Licence Area.

(4)

The Office shall not withhold approval of any Capital Investment Project when the Company’s projections demonstrate that such Capital Investment Project is necessary for the Company to comply with the Sufficiency of Supply requirements set out in Condition 21.

(5)	Each year, concurrently with the Annual Financial Report referenced in Condition 10, the Company shall file with the Office a report containing the following information:

(1)All projects pending or completed within the previous calendar year. The report shall include:

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(A)	For pending projects:

(i)	The corresponding file number;

(ii)	A descriptive summary of the project;

(iii)	Updated estimated costs;

(iv)	Source of project funds; and

(v)	An estimate, stated in terms of a percentage amount, of the project’s completion.

(B)	For completed projects:

(i)	The corresponding file number;

(ii)	A descriptive summary of the project;

(iii)	Estimated cost, final cost, and variance;

(iv)An explanation, if the final cost exceeds the estimated cost by ten percent or more; and

(v)	Source of project funds.

(6)

The Company shall provide to the Office upon request any and all documents and information that a similar water utility company would reasonably be expected to retain regarding a Capital Investment Project.

43.	Annual Adjustment of Rates and Charges

(1)

As used herein, all rate adjustments shall be applied to Consumer’s bills on the first normal billing date following the Licence Date and will apply to the monthly consumption on that bill. For example, a rate adjustment effective 1 July, may first appear on a bill dated 30 July and apply to consumption that may have occurred partly in July and partly in the preceding June.

(2)	Following the rate adjustment effective on the Licence Date, annual Base Rate, Statutory Fee and Regulatory Fee adjustments shall be effective each 1 July.

(3)	Subject to Condition 45, Base Rates shall be adjusted annually in accordance with the rate cap adjustment mechanism (RCAM) as detailed in Condition 44.

(4)

The Company shall calculate the rate and fee adjustments in accordance with the above and shall submit the adjusted rates and fees for verification by the Office, and such verification shall not be unreasonably withheld or delayed. If the Company submits a valid request for rate adjustment in a timely manner and the Office’s verification process unreasonably delays the implementation of the rate adjustment, the Company shall be entitled to receive a rate adjustment that would provide it with the revenues it would have earned had the rate adjustment been implemented at the appropriate time.

(5)	New rates, fees, schedules, rules, regulations, and other charges for Water service shall not become effective until approved by the Office.

(6)	After the Licence Date, either upon the request of the Office or at its own initiative, the Company may propose re-structured rates to the Office for review and approval from time

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to time, taking into account the results of any cost of service study completed, reviewed and approved in advance of the proposed rate adjustment. For the avoidance of doubt, any such restructured rates shall be designed to be revenue neutral to the Company. Any re-structuring of rates shall encourage Water conservation and preserve the principle that commercial and higher usage consumers subsidise the rates to the residential consumer, as residential consumption covers basic needs, while commercial and higher usage consumption typically has a profit motive.

(7)

Notwithstanding any specific analyses and adjustments, the Company shall provide the Office with a comprehensive allocated cost of service study of Base Rates upon the request of the Office, which shall not be more frequent than once every three (3) years.

(8)	No rate increase or adjustment shall be granted unless the Company has remedied, within ninety (90) days, any directive or instruction for remediation by the Office.

(9)	Upon execution of this Licence, the Company hereby waives all existing claims to any rate adjustments that may have accrued prior to the Licence Date.

44.	The Rate Cap Adjustment Mechanism (RCAM)
(1)

The provisions regarding the RCAM described in this Condition will not be changed except by agreement of the Company and the Office in writing. However, it is the responsibility of the Company to calculate, and for the Office to verify, the value of the adjustments to the rates and the fees on an annual basis in accordance with this Condition.

(2)	The RCAM will adjust the Base Rates on 1 July of each year (unless a different date is agreed between the Company and the Office) in accordance with the following formula:

New Base Rate = Current Base Rate x [ 0.45 + 0.20 x (1 + ∆ CI CPI) + 0.35 x (1 + ∆ US PPI)]

Where,

∆ CI CPI = change in CI CPI, expressed as an annual percentage change as reported for the most recent calendar year (e.g., ∆ CI CPI = 2.5%), and based on the last and the previous December CI CPIs. ∆ CI CPI shall be rounded up or down to the nearest 0.1 percent, either positive or negative.

∆ US PPI = change in US PPI, expressed as an annual percentage change as reported for the most recent calendar year (e.g., ∆ US PPI = 2.5%), and based on the last and the previous December US PPIs. ∆ US PPI shall be rounded up or down to the nearest 0.1 percent, either positive or negative.

45.	Disaster Provisions

(1)

In the event of a Disaster which results in a state of emergency being proclaimed by the Governor under the Emergency Powers Act (2006 Revision) and (1) where the change in the CI CPI in the quarter following the disaster is twice or more of the average of the previous three years’ CI CPI change for the equivalent quarter; and (2) the adjustment of Base Rates on the first adjustment date following the Disaster as calculated in Condition above would be greater than the change in the Price Level Index plus 4%, then the actual increase in Base Rates will be capped for the year at the change in the Price Level Index plus 4%.

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(2)

In the event of a Disaster the Company will account for any destroyed assets, insurance proceeds and/or property insurance deductibles in accordance with accounting procedures set out in Condition (1) above.

(3)

In the event of damage from a Disaster, the Company will invest in any required replacement assets in good faith, as expeditiously as possible, and will not require advance approval by the Office. Unless the Office subsequently determines that the Company acted unreasonably in the replacement of assets, such assets will be capitalised and amortised as part of Rate Base in accordance with accounting procedures set out in Condition 10(1) and the other provisions of this Licence.

46.	Notices

(1)	Notices may only be served upon the registered offices of the Company and the Office, respectively.

(2)

Any written notice required or permitted under the terms of the Licence shall be sent by electronic mail to an electronic mail address supplied by the Company to the Office or by the Office to the Company, as appropriate, certified or registered mail, courier, or be delivered by hand during business hours.

(3)

Notice shall be deemed served and delivered on the day following that on which it is successfully transmitted as acknowledged by a return electronic mail if sent by electronic mail seven (7) business days following the date post-marked in the case of notices sent by certified or registered mail, two (2) business days if sent by courier, and immediately if delivered by hand.

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SCHEDULE ONE

Licence Area

The Licence Area is all that land bounded on the south, as more particularly described as boundary B in Boundary Plan No. 29 (attached), and in a northern, eastern and western direction by the Caribbean Sea.

The following plan indicates the Licence Area:

It is acknowledged that the Water Authority’s water distribution system currently extends into the Licence Area, more specifically in the Watler’s Road area, as indicated on the attached drawing. The Water Authority has agreed to discontinue service in this area in the event the Company requests the Water Authority to do so, provided the Company will continue service to the existing customers in this area.

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Similarly, the Company provides Water service to the Department of Environmental Health at the George Town Landfill through a service connection situated adjacent to the Esterly Tibbetts Highway. The Company has agreed to discontinue this service when the Water Authority has informed the Company that it is ready to provide this service.

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SCHEDULE TWO

Water Quality

Parameter	Required Quality
pH (units)	6.5 – 8.5
Sulphide (mg/l)	< 0.01
Electrical Conductivity (μS/cm)	< 400
Total Dissolved Solids (mg/l)	< 200
Free chlorine residual (mg/l)	0.20 – 0.50
Total chlorine residual (mg/l)	0.20 – 0.50
Total coliform bacteria (cfu/100 ml)	0
E. coli (cfu/100 ml)	0

All other parameters shall not exceed the range of values as published in the latest edition of the WHO Guidelines for Drinking Water.

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SCHEDULE THREE

Water Quality Testing Requirements

(separate testing required for each Water production Site and at a minimum of three (3) locations representative of the Water distribution system)

Parameter	Frequency
pH	daily

Electrical Conductivity	daily

Free chlorine residual	daily

Total chlorine residual	daily

Sulphide	every working day

Total coliform bacteria	every working day

E. coli	every working day

Bromoform	annually

Dibromochloromethane	annually

Bromodichloromethane	annually

Chloroform	annually

Boron	annually

Nitrate	annually

Volatile Organic Compounds	annually

Heavy Metal Screening	every other year

Pesticide Screening	every other year

Requirements for specific testing for the presence of additives or chemicals will be based on the additives or chemicals used by the Company;

The Company shall notify the CMO within 24 hours of receiving a positive result for E. coli bacteria (i.e. > 0 cfu/100ml). The sample shall be repeated within twenty-four (24) hours of receiving the positive result. The Company shall provide the CMO with the result of the repeat sample within four (4) hours of receiving the result;

If the result for total coliform bacteria is > 10 cfu/100ml, the Company shall repeat the sample within twenty-four (24) hours of receiving the result. If the result for the repeat sample is > 10 cfu/100ml, the Company shall notify the CMO within twenty-four (24) hours of receiving the result;

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SCHEDULE FOUR

Water Meter Accuracy Issues

The accuracy standards shall be the accuracy limits for minimum, intermediate and maximum flow rates for new and rebuilt water meters as per Table 5-3 in the AWWA Manual of Water Supply Practices M6: Water Meters – Selection, Installation, Testing, and Maintenance, Fifth Edition.

Periodic Replacement of Meters in Service

Any Meter in service will be replaced or repaired in the event that it is found to be inaccurate in accordance with this Schedule, or before the Maximum Interval Between Replacement as set out in Table I, below, whichever occurs first:

Table I

Periodic Meter Replacement Schedule

Size of Meter (Inches)	Maximum Interval Between Replacement
5/8” – 2”	Seven (7) years
3” and Larger	Seven (7) years

Procedure for Adjusting a Consumer’s Bill

If in the event that the water meter, upon testing, is found to be inaccurate in any of the three ranges, the Company shall adjust the Consumer’s bill based on the results of the testing. The adjustment will be administered as follows:

1)

If the meter is determined to be ‘slow’ (i.e. the meter registers less water than actually passed through) at any of the three flow rates, but accurate at the other flow rate(s), then the ‘sum’ remains as per the original meter reading (i.e. no correction to the water bill).

2)

If the meter is determined to be ‘fast’ (i.e. the meter registers more water than actually passed through) at any of the three flow rates, but accurate at the other flow rate(s), then the ‘sum’ is adjusted down by the (largest) percentage over 100%.

3)	If the meter is determined to be ‘slow’ at any of the three flow rates and ‘fast’ at the other flow rate(s), then the ‘sum’ is adjusted down by the (largest) percentage over 100%.

4)

If the meter is determined to be ‘stuck’ at all three flow rates (i.e. the meter does not register any water passing at all three flow ranges), the monthly bill will be averaged using the last twelve months of consumption (or for the actual period the Consumer has been using the particular account, if the actual period is less than twelve months).

5)

If the meter is determined to be ‘stuck’ at any of the three flow rates, but slow or accurate at the other flow rate(s), then the ‘sum’ remains as per the original meter reading (i.e. no correction to the water bill).

6)	If the meter is determined to be ‘stuck’ at any of the three flow rates and ‘fast’ within the other flow rate(s), then the ‘sum’ is adjusted down by the (largest) percentage over 100%

With respect to the fees associated with testing:

•	The testing fee shall be borne by the Consumer if the meter proves to be accurate at all three flow ranges.

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•	The testing fee will be borne by the Company if the meter is found to be inaccurate at any of the three flow rates.

•	The meter testing fee shall be CI$100.00 per test.

For the avoidance of doubt, the following examples are given to illustrate the above:

1.A meter testing 92% accurate at low flow, 94% accurate at intermediate flow, and 96% accurate at high flow is a failed meter. Even though the meter tested inaccurate and slow at all flows, the actual registration is less than the quantity of water that actually passed through the meter, and no adjustment to the bill will be made.

2.A meter testing no flow (”stuck”) at low flow, 99.8% at intermediate flow and 100.2% at high flow is a failed meter. Even though the meter tested inaccurate and was “stuck” at low flow, it also tested accurate at intermediate and maximum flow. Therefore, the actual registration is less than the quantity of water that actually passed through the meter, and no adjustment to the bill will be made.

3.A meter testing 92% accurate at low flow, 100% accurate at intermediate flow, and 103.5% accurate at high flow is a failed meter. This Consumer would have their bill reduced by 3.5%. Even though the meter tested inaccurate and slow at low flow, it also tested inaccurate and fast at maximum flow. Therefore, to the benefit of the Consumer, the bill is adjusted down by 3.5% (the percentage over 100%).

4.A meter testing 92% accurate at low flow, 105.1% accurate at intermediate flow, and 103.5% accurate at high flow is a failed meter. This Consumer would have their bill reduced by 5.1%. Even though the meter tested inaccurate and slow at low flow, it also tested inaccurate and fast at intermediate and maximum flow. Therefore, to the benefit of the Consumer, the bill is adjusted down by 5.1% (the largest percentage over 100%).

5.A meter testing no flow (”stuck”) at low flow, 92% at intermediate flow and 103.5% at high flow is a failed meter. Even though the meter tested inaccurate and “stuck” and slow at low flow and intermediate flow, respectively, it also tested inaccurate and fast at maximum flow. Therefore, to the benefit of the Consumer, the bill is adjusted down by 3.5% (the largest percentage over 100%).

6.A meter testing no flow (”stuck”) at low and intermediate flow, and 104.5% at high flow is a failed meter. Even though the meter tested inaccurate and was “stuck” at low and intermediate flow, it also tested inaccurate and fast at maximum flow. Therefore, to the benefit of the Consumer, the bill is adjusted down by 4.5% (the largest percentage over 100%).

7.	In all the above examples 1 through 6, the meter tested outside of the accuracy limits; therefore, the Company will pay for the testing of the meter in all these instances.

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SCHEDULE FIVE

Initial Rates and Charges

In accordance with Condition 18(3) above, the following charge shall apply for the provision of Fire Hydrants:

CI$20.00 per hydrant, per month.

In accordance with Conditions 31 through 39 above, the following shall apply on the date hereof.

Base Rate of Water (Condition 31)

Effective on the Licence Date, the Base Rate of Water sold to any Consumer by means of the Company’s pressurised pipeline in the Licence Area shall be as follows:

ResidentialConsumer,first3,000 Gallons supplied in any one month:	CI$ 16.23 per 1,000 Gallons
Residential Consumer, any amount over 3,000 Gallons supplied in any one month:	CI$ 21.21 per 1,000 Gallons
Commercial Consumer, first 3,000 Gallons supplied in any one month:	CI$ 19.90 per 1,000 Gallons
Commercial Consumer, any amount over 3,000 Gallons supplied in any one month:	CI$ 21.21 per 1,000 Gallons
Public Authority Consumer, first 3,000 Gallons supplied in any one month:	CI$ 17.77 per 1,000 Gallons
Public Authority Consumer, any amount over 3,000 Gallons supplied in any one month:	CI$ 19.01 per 1,000 Gallons
Trucked Water Consumer	CI$ 13.32 per 1,000 Gallons

Monthly Meter Rental Fee (Condition 32)

A monthly meter rental fee shall be levied at the following rates for the various sizes of water meters:

20mm (5/8”, 3/4”)	CI$ 5.00

25mm (1”)	CI$ 7.00

38mm (1-1/2”)	CI$ 11.00

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50mm (2”)	CI$ 15.00

75mm (3”)	CI$ 22.00

100mm (4”)	CI$ 36.00

150mm (6”)	CI$ 58.00

Energy Cost Charge (Condition 33)

The Energy Cost Charge shall be deemed to cover the reasonable cost of energy (electricity) used in the production and distribution of Water and is designed to recover such cost on a monthly basis from the Consumers.

However, the Company is prevented from recovering any energy costs it incurs, which is the result of the Specific Energy Consumption (SEC) being higher than the maximum acceptable amount defined in this Schedule.

In addition, the Company and the Consumers shall equally share any cost savings which result from the SEC being lower than the minimum amount defined in this Schedule.

The Energy Cost Charge shall be calculated by the Company (subject to verification by the Office either before or after billing occurs) in accordance with the following formula:

ECC = (SEC * ET)

WHERE:

ECC =

The calculated Energy Cost Charge, which is the amount expressed in three (3) decimals of Cayman Islands Dollars per 1,000 Gallons of Water sold by the Company and invoiced by the Company to each Consumer during the month under review;

SEC=

Specific Energy Consumption, which is the number of kWhs of electricity required to produce and distribute 1,000 Gallons of Water. , which is the lesser of; (i) 13.913 or (ii) SECACTUAL, EXCEPT when SECACTUAL is less than [0.95* SECTARGET] in which case SEC shall equal SECSHARE, each expressed as the number of kWh used to produce and distribute 1,000 Gallons of Water;

SECACTUAL =  The weighted average of the actual energy consumption of the Company’s Water production plants and Water distribution pumping facilities. This includes energy produced by emergency generators and renewable power facilities (as measured by appropriate electricity meters).

At 10.00 am on the first working day of each month, water production measurements and electricity meter readings shall be carried out by the staff of the Company. Office staff may attend the reading of these meters at their discretion.

SECTARGET =  13.250 kWh per 1,000 Gallons of Water produced and distributed;

SECSHARE =SECACTUAL + [0.50 X ((0.95 * SECTARGET) - SECACTUAL)]

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ET=

The current weighted average cost of electricity, from all sources, of the Company’s Water production plants and Water distribution pumping facilities, expressed in four (4) decimals of Cayman Islands dollars per kWh; For the avoidance of doubt, the current weighted average cost of electricity is calculated as the total cost of electricity during the previous month divided by the total number of kWhs of electricity consumed by the Company’s Water production plants and Water distribution pumping facilities. This calculation shall be substantiated by monthly invoices from electricity suppliers, which shall reflect the quantity (in kWhs) and cost (in CI$) of electricity supplied in the previous month. In the event the Company produces its own electricity, the cost will be determined by the kWhs consumed and per unit cost agreed by the Office.

An adjustment may be made to the ECC each month by adding or subtracting, as appropriate, any amount that was over or under invoiced by the Company to its customers, because of oversight or computational error of the ECC in the previous twelve (12) month period. The measurements and meter readings required for the calculations that form part of this Schedule and for any adjustments may be carried out by the staff of the Company, but shall be subject to verifications by the Office, which may request any such additional information and invoices that, in its opinion is necessary to verify the accuracy of the same readings, measurements and calculations.

The Company shall continue to use the above formula until such time as it is revoked by a revised Schedule.

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Statutory Fee Charge (Condition 34)

The Statutory Fee is the portion of the cost of the various statutory functions exercised by the Water Authority under the Water Authority Act.

Effective on the Licence Date, the Statutory Fee Charge shall be an amount calculated to fully recover the Statutory Fee from Consumers.

Regulatory Fee Charge (Condition 35)

The Regulatory Fee shall be deemed to fully cover the Regulatory Costs by Consumers without benefit or cost to the Company.

Effective on the Licence Date, the Regulatory Fee shall be as prescribed from time to time in regulations made under the Water Sector Regulation Act, and the Regulatory Fee Charge shall be an amount calculated to fully recover the Regulatory Fee from Consumers.

Connection Fee (Condition 37)

A new property shall be connected to the Works on payment of the following fees, which shall depend on the size of the water meter:

20mm (5/8”, 3/4”)	CI$ 80.00
25mm (1”)	CI$ 120.00
38mm (1-1/2”)	CI$ 170.00
50mm (2”)	CI$ 240.00
75mm (3”)	CI$ 360.00
100mm (4”)	CI$ 560.00
150mm (6”)	CI$ 800.00

New Account Fee (Condition 37)

A new account on an existing connection to the Works, i.e., without the physical disconnection and reconnection of the supply of Water to such premises, shall be opened on payment of the New Account Fee of CI$ 75.00, which fee shall be dependent on the size of the water meter:

Security Deposit (Condition 38)

The Security Deposit shall depend on the size of the water meter installed and shall be identical to the Connection Fee, as per Condition 39, subject to adjustment in accordance with Condition 40(3).

Reconnection Fee (Condition 39)

A Water supply that has been disconnected for non-payment or by request of the customer shall be reconnected on payment of a fee of CI$ 25.00, which fee shall be dependent on the size of the water meter:

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SCHEDULE SIX

Standard for Service (Performance Standards)

Introduction - General Principles

1.In return for efficiently providing services to an acceptable quality and at a fair price to consumers, the Company shall receive the opportunity to recover appropriate costs and earn a fair and reasonable profit margin on its sales.

2.The level of service existing for the Company’s respective operations as at 1 January 2025 shall be used as the initial standard for service for these operations.

3.The Company shall be entitled to recover all reasonable increases in costs that arise due to changes in the standard for service.

4.The Company shall, within eighteen months after this Licence becomes effective, prepare and submit to the Office for review, the Company’s proposal for the Performance Standards that will be used to measure the Company’s operations. Notwithstanding the foregoing, the Office reserves the right to set Performance Standards that the Company shall comply with.

5.These standards will be reconsidered as part of a five-year review.

6.The Company shall, within eighteen months of issue of this Licence, comply with the Customer Service Code issued by the Office.

7.

The Customer Service Code is based on the contractual agreement outlining the Terms of Service when providing water to Consumers and includes a description of the practices to be followed with respect to the billing of Consumers and the metering of the water consumed by Consumers.

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SCHEDULE SEVEN

Commercial Feasibility Test and Non-refundable Capital Contributions by Consumers

The Company shall extend its pipelines into private roads (and Private Rights of Way) up to a maximum length of approximately 100 linear feet per single residential customer, without a contribution from the benefitting land owners

The non-refundable capital contribution by the benefiting land owners or Consumers shall be the difference between the estimated cost of the pipeline extension and the estimated cost of the length of pipe to be installed at no cost, or:

Non-refundable capital contribution = (total length of pipeline extension MINUS number of single residential customers TIMES 100 feet) MULTIPLIED by the current cost estimate (CI$/ft) for this work

The above does not apply to new developments, in which case the developer remains responsible and bears the full cost of providing the water infrastructure in his development (as per Condition (5)), to the requirements and specifications (as per Condition 18 and 19)

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SCHEDULE EIGHT

Company’s Pipe Installation Specification

[SEE ATTACHED DOCUMENT DATED OCTOBER 2018]

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